EXHIBIT 99.1

Media Contact:	Investor Contact:
David Schull or Wendy Lau	Andreas Marathovouniotis
Russo Partners	Russo Partners
212-845-4271	212-845-4235
David.Schull@russopartnersllc.com	Andreas.Marathis@russopartnersllc.com
Wendy.Lau@russopartnersllc.com

Alfacell Corporation Announces Preliminary Results from ONCONASE® Phase IIIb
Clinical Trial

- Company to Host Conference Call/Webcast at 8:30 a.m. EDT on May 29 -

SOMERSET, N.J., May 28, 2008 – Alfacell Corporation (NASDAQ: ACEL) today announced that the preliminary statistical analysis of data from its confirmatory Phase IIIb clinical trial of its lead compound, ONCONASE (ranpirnase), did not meet statistical significance for the primary endpoint of survival in unresectable malignant mesothelioma (UMM). However, a statistically significant improvement in survival was seen in the treatment of UMM patients who failed one prior chemotherapy regimen. Alfacell plans to submit a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for the treatment of this patient population, which represents a currently unmet medical need.

The preliminary results are based on 320 evaluable events that occurred in the clinical trial out of a total of 428 patients randomized. The trial was designed to show a statistically significant improvement in overall survival (p < 0.048) for UMM patients who were treated with a combination of ONCONASE plus doxorubicin as compared to patients who were treated with doxorubicin as a single agent. The analysis of the data did not show a statistically significant improvement for evaluable patients receiving ONCONASE plus doxorubicin (unadjusted log rank p=0.80) . The median survival time (MST) for evaluable patients who received ONCONASE plus doxorubicin was 11.1 months as compared to 10.7 months for patients who received doxorubicin as a single agent.

Statistically significant results were achieved in evaluable UMM patients (N=122) who failed a prior chemotherapy regimen before entering this clinical trial. Patients who received ONCONASE plus doxorubicin experienced a MST of 10.5 months compared with 8.7 months for those patients who received doxorubicin (unadjusted log rank p=0.016).

“I am pleased that we have reached this important milestone for both Alfacell and ONCONASE,” said Kuslima Shogen, Alfacell’s chief executive officer. “We are deeply appreciative of the cancer patients and clinical investigators who participated in this important trial.”

Based on the preliminary statistical analysis of the data, Alfacell will continue with the planned submission of the remaining components of the ONCONASE rolling NDA. Pending completion of the analysis of the data and further discussions with the FDA, the company currently estimates that the NDA submission will be completed by the end of calendar year 2008.

Alfacell has licensed the U.S. commercial rights for ONCONASE to Strativa Pharmaceuticals, a division of Par Pharmaceutical, Inc. Strategic marketing and distribution agreements for ONCONASE have been secured with

BL&H Co. Ltd. for Korea, Taiwan and Hong Kong, USP Pharma Spolka Z.O.O., an affiliate of US Pharmacia, for Eastern Europe, and GENESIS Pharma, S.A. for Southeastern Europe.

ONCONASE has been granted fast track status and orphan-drug designation for the treatment of malignant mesothelioma by the FDA. Additionally, ONCONASE has been granted orphan-drug designation in the European Union and Australia.

Conference Call & Webcast

Alfacell will host a conference call and Webcast to discuss the preliminary results at 8:30 a.m. EDT on Thursday, May 29. To participate in the live conference call, U.S. residents may dial 1-877-407-9205, and international callers may dial 1-201-689-8054. A replay of the call will be available until June 4. To access the replay, U.S. residents may dial 1-877-660-6853, and international callers may dial 1-201-612-7415 and enter account number 286 and conference ID number 284844. A live Webcast and replay of the conference call will be available on Alfacell’s Web site at www.alfacell.com.

About ONCONASE®

ONCONASE is a first-in-class product candidate based on Alfacell's proprietary ribonuclease (RNase) technology. A natural protein isolated from the leopard frog, ONCONASE has been shown in the laboratory and clinic to target cancer cells while sparing normal cells. ONCONASE triggers apoptosis, the natural death of cells, via multiple molecular mechanisms of action.

About Malignant Mesothelioma

Malignant mesothelioma is a cancer that originates in the mesothelium – the tissue that surrounds different organs in the body. Pleural mesothelioma, which occurs in the lining of the walls of the lungs, is the most common form, accounting for about 80 percent of all cases. Another 15 to 20 percent of the cases are peritoneal mesothelioma (in the abdominal cavity). Pericardial mesothelioma, in the tissue around the heart, is extremely rare.

There are over 15,000 new cases of malignant mesothelioma diagnosed each year worldwide, including an estimated 4,000 to 5,000 per year in the in the United States. Approximately 75 percent of all cases are the result of exposure to asbestos. Symptoms of malignant mesothelioma may not be present until 20 to 40 years after the initial exposure to asbestos.

About Alfacell Corporation

Alfacell Corporation is the first company to advance a biopharmaceutical product candidate that works in a manner similar to RNA interference (RNAi) through late-stage clinical trials. The product candidate, ONCONASE, is an RNase that overcomes the challenges of targeting RNA for therapeutic purposes while enabling the development of a new class of targeted therapies for cancer and other life-threatening diseases. In addition to the Phase IIIb study in malignant mesothelioma, Alfacell is conducting a Phase I/II trial of ONCONASE in non-small cell lung cancer (NSCLC) and other solid tumors. For more information, visit www.alfacell.com.

Safe Harbor

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, uncertainty whether the clinical trial results will allow the company to complete submission of a New Drug Application and if a New Drug Application submission is completed, uncertainty whether FDA will approve such application, uncertainties involved in transitioning from concept to product, uncertainties involving the ability of the company to finance research and development activities, potential challenges to or violations of patents, uncertainties regarding the outcome of clinical trials or differences of opinion in interpreting the results of clinical trials, the company's ability to secure necessary approvals from regulatory agencies, dependence upon third-party vendors, and other risks discussed in the company's periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release.